Exhibit 99.1

James H. Shelton, Former Deputy Secretary at the U.S. Department of Education, Joins 2U, Inc. as Chief Impact Officer

Landover, MD., June 3, 2015 — 2U, Inc. (NASDAQ: TWOU), a leading provider of cloud-based software-as-a-service technology fused with technology-enabled services that enables leading nonprofit colleges and universities to deliver their high-quality degree programs online, today announced that James H. (Jim) Shelton, former deputy secretary at the U.S. Department of Education, has joined 2U, Inc. to serve as Chief Impact Officer.

Shelton’s newly created role is crucial to support sustained growth and build on 2U’s longstanding focus on impact. He will oversee day-to-day management responsibility for partner program implementation, research, and university relations and will also lead internal efforts to ensure the organization continues to deliver exceptional quality and innovative solutions as it achieves the next level of scale.  Over time, Shelton will help define 2U’s broader social impact strategy as it seeks to engage its staff, assets and core capabilities in making opportunity and upward mobility available to all.

As the former deputy secretary at the U. S Department of Education (DOE), Shelton oversaw a broad range of management, policy, and program functions. He also was the founding executive director of the President’s My Brother Keeper Initiative and earlier served as head of the Office of Innovation and Improvement at the DOE, managing a portfolio that included most of the DOE’s competitive programs, such as the Investing in Innovation Fund, Promise Neighborhoods and others focused on teacher and leader quality, school choice and learning technology.

“We’ve known Jim for years and he is the perfect fit for this role,” says Chip Paucek, 2U CEO and co-founder. “As our first Chief Impact Officer, Jim will drive substantial growth and impact for 2U and will play a crucial role in the effort to shape the future of higher education, especially online education.”

“2U’s work aligns with my life’s aim, to leverage innovation to expand opportunity and quality outcomes for students around the world,” says Shelton. “I look forward to working with Chip, the 2U leadership team and innovative higher education leaders to make exceptional learning experiences and life changing educational options broadly available.”

Prior to his tenure with the DOE, Shelton served as program director for education at the Bill & Melinda Gates Foundation, Shelton managed portfolios ranging from $2 to $3 billion in nonprofit investments targeting increased high school and college graduation rates. Shelton has also served in founding and/or leadership roles for LearnNow, a school management company that was later acquired by Edison Schools, NewSchools Venture Fund, Knowledge Universe and McKinsey & Company.

Shelton holds a bachelor’s degree in computer science from Atlanta’s Morehouse College as well as master’s degrees in business administration and education from Stanford University and currently serves on the board of the My Brother’s Keeper Alliance and as a Senior Fellow with Results for America.

About 2U, Inc. (NASDAQ: TWOU)

2U partners with leading colleges and universities to deliver the world’s best online degree programs so students everywhere can reach their full potential. Our Platform, a fusion of cloud-based software-as-a-service technology and technology-enabled services, provides schools with the comprehensive operating infrastructure they need to attract, enroll, educate, support and graduate students globally. Blending live face-to-face classes, dynamic course content and real-world learning experiences, 2U’s No Back Row™ approach ensures that every qualified student can experience the highest quality university education for the most successful outcome.

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Media contact:

Shirley Chow, 2U

schow@2U.com

646-597-5850